Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT
Dated as of March 15, 2019
among
DXC TECHNOLOGY COMPANY
as the Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
as Lenders
and
BANK OF AMERICA, N.A.
as the Administrative Agent
________________________________________________________________
MUFG BANK, LTD.
as Syndication Agent
CITIBANK, N.A.,
COMMERZBANK AG, NEW YORK BRANCH,
LLOYDS BANK CORPORATE MARKETS PLC
and
MIZUHO BANK, LTD.
as Documentation Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MUFG BANK, LTD.,
CITIBANK, N.A.,
COMMERZBANK AG, NEW YORK BRANCH,
LLOYDS BANK CORPORATE MARKETS PLC
and
MIZUHO BANK, LTD.
as Joint Lead Arrangers
BAYERISCHE LANDESBANK, NEW YORK BRANCH,
CAPITAL ONE, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,
NATIONAL WESTMINSTER BANK PLC,
THE BANK OF NOVA SCOTIA
and
TD BANK, N.A.
as Senior Managing Agents

________________________________________________________________

2

i

ii

SCHEDULES

Schedule I	Initial Lenders’ Initial Commitments
Schedule 1.01	Litigation and Investigations
Schedule 1.02	Administrative Agent’s Address

EXHIBITS

Exhibit A	Form of Assignment and Assumption	A
Exhibit B	[Reserved]	B
Exhibit C	Form of Note	C
Exhibit D	Form of Notice of Borrowing	D
Exhibit E-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)	E-1
Exhibit E-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships)	E-2
Exhibit E-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships)	E-3
Exhibit E-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)	E-4
Exhibit F	Form of Opinion of William L. Deckelman, Jr., General Counsel for the Borrower	F
Exhibit G	Form of Solvency Certificate	G
Exhibit H	Form of Extension Request	H

iii

TERM LOAN CREDIT AGREEMENT
Dated as of March 15, 2019
This TERM LOAN CREDIT AGREEMENT is entered into as of March 15, 2019 among DXC Technology Company, a Nevada corporation (the “Borrower”), the Lenders from time to time party hereto and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”).
In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the recital of parties.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means a Tranche A1 Advance, a Tranche A2 Advance, a Tranche A3 Advance or an Incremental Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.
“Agent Parties” has the meaning specified in Section 9.02(g)(ii).
“Agent’s Spot Rate of Exchange” means, in relation to any amount denominated in any currency, and unless expressly provided otherwise, (a) the exchange rate as set forth at approximately 11:00 a.m. London time on such date on the applicable Bloomberg page for such currency or (b) if such exchange rate is unavailable, the exchange rate quoted by the Administrative Agent through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination, provided that if such service or screen page ceases to be available, the Administrative Agent shall use such other service or page quoting cross currency rates as the Administrative Agent determines in its reasonable discretion.
“Agreement” means this Term Loan Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to each Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Applicable Margin” means, for any day during a period for which any interest payment is to be made with respect to any Advance of any Class, the Daily Margin for such Class for such day.
“Appropriate Lender” means, at any time, with respect to any Class of Borrowing, a Lender that has a Commitment or holds an Advance of such Class at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent and the Senior Managing Agents.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” has the meaning specified in the recital of parties.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the rate of interest in effect for any day as publicly announced from time to time by Bank of America as its “prime rate”;

(b)    1/2 of one percent per annum above the Federal Funds Rate; and
(c)    the rate equal to the Eurocurrency Rate for U.S. Dollars based on an Interest Period of one month determined for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, such rate as in effect on the immediately preceding Business Day) plus 1.00% per annum.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a).
“Base Rate Default Interest” has the meaning specified in Section 2.07(a).
“Beneficial Ownership Certificate” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the recital of parties.
“Borrower Agent” means agents of the Borrower acting in capacity with, or benefitting from, this Agreement or the proceeds of any Borrowing.
“Borrower Materials” has the meaning specified in Section 9.02(g)(i).
“Borrowing” means a borrowing of Advances of the same Type and Class made by each of the Appropriate Lenders pursuant to this Agreement on the same date to the Borrower pursuant to the same Notice of Borrowing.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London (and, in the case of an Advance denominated in Euro, a day that is also a TARGET Day).
“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement of that Person for financial reporting purposes in accordance with GAAP.
“Class” means, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche A1

Advances, Tranche A2 Advances, Tranche A3 Advances or Incremental Advances, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A1 Commitment, Tranche A2 Commitment, Tranche A3 Commitment or Incremental Commitment and when used in reference to any Lender, refers to whether such Lender has an Advance or Commitment with respect to the applicable Class.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means a Tranche A1 Commitment, a Tranche A2 Commitment, a Tranche A3 Commitment or an Incremental Commitment.
“Commitment Termination Date” means the earliest of (x) the date that is fifteen (15) days after consummation of the Merger, (y) October 7, 2019 and (z) the date on which the valid termination of the Merger Agreement occurs without the consummation of the Merger.
“Communications” has the meaning specified in Section 9.02(g)(ii).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning specified in Section 2.16(b).
“Consolidated EBITDA” means, for any period, the sum of (a) net income, plus (b) to the extent (except in the case of clause (b)(xvii) below) deducted in determining net income for such period, the sum of (i) provisions for income taxes, plus (ii) consolidated interest expense and preferred dividends, plus (iii) depreciation and amortization (including, but not limited to, deferred financing costs, organization costs, goodwill, comprehensive income and non-compete amortization), plus (iv) extraordinary, unusual and non-recurring losses and charges, plus (v) other non-cash charges, plus (vi) fees, costs and expenses (including amounts in respect of settlements or judgments) related to, and any reserves established in respect of, the litigation and investigations identified on Schedule 1.01 hereto plus (vii) debt extinguishment charges and expenses, plus (viii) foreign currency translation losses, plus (ix) losses on investments, plus (x) mark-to-market and foreign currency conversion losses on hedging transactions and intercompany accounts, plus (xi) non-compete expenses, plus (xii) losses on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for taxes thereon, plus (xiii) minority interests, plus (xiv) charges and expenses arising from any changes in accounting with respect to pensions, plus (xv) charges and expense arising from any revaluation, lump-sum settlement, annuitization of pension assets and liabilities or contractual termination benefits, plus (xvi) fees, costs and expenses incurred in connection with (x) the Merger or this Agreement or (y) any proposed or consummated acquisition permitted hereunder, plus (xvii) cost savings, operating expense reductions and synergies resulting from, or related to, mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are projected by the Borrower in good faith to be realized within 12 months from the fiscal quarter ended immediately after a merger or other business combination, acquisition or divestiture is consummated or any other restructuring, cost savings initiative or other initiative or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of cost savings, operating expense reductions and synergies included pursuant to this clause (xvii), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, shall not exceed US$250,000,000; provided further that no cost savings, operating expense reductions and synergies shall be added back pursuant to this clause (xvii) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, minus (c) to the extent included in the calculation of net income for such period, the sum of (i) extraordinary, unusual or non-recurring gains, plus (ii) debt extinguishment gains, plus (iii) foreign currency translation gains, plus (iv) gains on investments, plus (v) mark-to-market and foreign currency conversion gains on hedging transactions and intercompany accounts, plus (vi) gains on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for, taxes thereon, plus (vii) other income (including other income attributable to minority interests). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000; provided that the Borrower may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than US$100,000,000 as a Material Acquisition. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000; provided that the Borrower may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than US$100,000,000 as a Material Disposition.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.04 payable to the Administrative Agent and the Lenders that are considered interest expense in accordance with GAAP, but excluding, however (a) any such amounts referred to in Section 2.04(a) payable on or before the Effective Date and (b) net interest and charges in connection with cash pooling and multi-currency notional pooling programs.
“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt and “advances” and “overdrafts” in respect of cash pooling and multi-currency notional pooling programs) of the Borrower and its Subsidiaries, on a consolidated basis.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.09.
“Current Anniversary Date” has the meaning specified in Section 2.16(a).
“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;
(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;
(e)    encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property;

(f)    encumbrances arising under any licenses or sublicenses of, or covenants not to sue with respect, to intellectual property granted in the ordinary course of such Person’s business;
(g)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business; and
(h)    liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances.
“Daily Margin” means, for any date of determination, the interest rate per annum set forth in the table below that corresponds to (i) the Level applicable to the Borrower in respect of its Rating for such date of determination and (ii) the Class and Type of Advance:

	Daily Margin for Tranche A1 Advances that are Eurocurrency Rate Advances	Daily Margin for Tranche A1 Advances that are Base Rate Advances	Daily Margin for Tranche A2 Advances	Daily Margin for Tranche A3 Advances
Level 1	1.000%	0.00%	0.400%	0.550%
Level 2	1.125%	0.125%	0.525%	0.675%
Level 3	1.250%	0.250%	0.650%	0.800%
Level 4	1.375%	0.375%	0.775%	0.925%
Level 5	1.500%	0.500%	0.900%	1.050%

“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Borrower or its Affiliates and owned by the Borrower so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such policies on the consolidated financial statements of the Borrower and its Subsidiaries is net of the amount of such borrowings.
“Determination Date” has the meaning specified in Section 2.16(b).
“Documentation Agents” means Citibank, N.A., Commerzbank AG, New York Branch, Lloyds Bank Corporate Markets plc and Mizuho Bank, Ltd., each in its capacity as documentation agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first date on which the conditions precedent set forth in Section 3.01 have been satisfied.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), Section 9.07(b)(v) and Section 9.07(b)(vi) (subject to such consents, if any, as may be required under Section 9.07 (b)(iii)).
“Eligible Lenders” has the meaning specified in Section 2.16(d).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Borrower, its Subsidiaries or its ERISA Affiliates.
“Environmental Law” means any and all applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions with or of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the pollution or protection of the environment or the release of any hazardous substances into the environment.
“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Borrower.
“Equivalent” of a currency for another currency means the Administrative Agent’s Spot Rate of Exchange of such currency at approximately 11:00 A.M. (London time) on the date as of which the foreign exchange computation is made.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower,

within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of the Borrower or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or its Subsidiaries and with respect to liabilities arising after such period for which the Borrower or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Rate” means, for any Interest Period for each Advance denominated in Euro comprising part of the same Borrowing, an interest rate per annum equal to the Euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Bloomberg screen at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Administrative Agent shall reasonably select; provided that any comparable or successor rate shall be applied in a manner consistent with market practice; provided that the EURIBOR Rate shall at no time be less than 0% per annum.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Default Interest” has the meaning specified in Section 2.07(b).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum equal to:
(a)    with respect to any Advance denominated in U.S. Dollars, the London interbank offered rate as administered by ICE Benchmark Association (or the successor thereto if the ICE Benchmark Association is no longer administering such rate) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other comparable commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent in its reasonable discretion from time to time) at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period; and
(b)    with respect to any Advance denominated in Euro, the EURIBOR Rate;
provided, that the Eurocurrency Rate shall at no time be less than 0% per annum.
“Eurocurrency Rate Advance” means an Advance which bears interest as provided in Section 2.07(b).
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act Report” means collectively, the Annual Reports of the Borrower on Form 10-K, from time to time, the Quarterly Reports on Form 10-Q, from time to time, and Reports on Form 8-K of the Borrower filed with or furnished to the SEC from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (e) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 11, 2013 among the Borrower (as successor borrower to Computer Sciences Corporation, a Nevada corporation), the lenders from time to time party thereto and Citibank, N.A., as administrative agent, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Extension Request” has the meaning specified in Section 2.16(a).
“Extension Approval” has the meaning specified in Section 2.16(c).
“Facility” means each Term Loan A Facility, as applicable.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means, collectively, (x) the separate fee letters dated February 5, 2019 among (i) the Borrower, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and MUFG Bank, Ltd. and (ii) the Borrower and Bank of America, N.A. and (y) the separate fee letters dated March 15, 2019 among (i) the Borrower and Citibank, N.A., (ii) the Borrower and Commerzbank AG, New York Branch, (iii) the Borrower and Lloyds Bank Corporate Markets plc and (iv) the Borrower and Mizuho Bank, Ltd., in each case setting out fees payable to the Administrative Agent pursuant to Section 2.04(a).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Date” means the first date on which the conditions set forth in Section 3.02 have been satisfied.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 2.18.
“Holding Company” has the meaning specified in Section 6.01(h).
“Incremental Advances” means advances made by one or more Incremental Lenders to the Borrower pursuant to Section 2.01(b) and the applicable Incremental Assumption Agreement. Incremental Advances shall be made in the form of additional Tranche A1 Advances, Tranche A2 Advances or Tranche A3 Advances.
“Incremental Assumption Agreement” has the meaning specified in Section 2.18(b).
“Incremental Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.18, to make Incremental Advances to the Borrower.
“Incremental Lender” means any bank, financial institution or other investor with an Incremental Commitment or an outstanding Incremental Advance.
“Incremental Maturity Date” means, with respect to Incremental Advances, the scheduled date on which such Incremental Advances shall become due and payable in full hereunder, as specified in the applicable Incremental Assumption Agreement.
“Indemnified Person” has the meaning specified in Section 9.04(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning specified in Section 9.19.
“Initial Advance” means a loan made by an Initial Lender to the Borrower pursuant to Section 2.01(a) of this Agreement on the Funding Date.

“Initial Commitment” means, with respect to each Initial Lender, the commitment, if any, of such Initial Lender to make one or more Initial Advances hereunder on the Funding Date.
“Initial Lender” means a Lender listed on Schedule I as having Initial Commitments.
“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance, or on the date of continuation of such Advance as a Eurocurrency Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurocurrency Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions hereof. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:
(a)    the Borrower may not select any Interest Period with respect to a Borrowing of any Class which ends after the Maturity Date in respect of such Class;
(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(c)    any Interest Period that begins on the last Business Day of any calendar month, or on any day for which there is no corresponding day in the last month of such Interest Period, shall end on the last Business Day of the month at the end of such Interest Period;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided~~,~~ that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the preceding Business Day;
(e)    the initial Interest Period with respect to any Initial Advance shall commence on the date such Initial Advance is made and end on the last Business Day of the first full calendar month thereafter; and
(f)    the initial Interest Period or Periods with respect to any Incremental Advance of the same Class as any Class of Advances then outstanding shall commence on the date such Incremental Advance is made and end on the last day of the Interest Period or Periods of the then outstanding Advances of such outstanding Class, with, in any case in which there are more than one such Interest Periods, the amounts of such Incremental Advances allocated to each such Interest Period being in proportion to the amounts of such outstanding Advances of such outstanding Class subject to such respective Interest Periods.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries is a party.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof), MUFG Bank, Ltd., Citibank, N.A., Commerzbank AG, New York Branch, Lloyds Bank Corporate Markets plc and Mizuho Bank, Ltd., each in its capacity as joint lead arrangers and joint bookrunners.
“Lenders” means the Tranche A1 Lenders, the Tranche A2 Lenders, the Tranche A3 Lenders, the Incremental Lenders of any Class, if any, and any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Level” means Level 1, Level 2, Level 3, Level 4 or Level 5, as the case may be.
“Level 1” means that, as of any date of determination, the applicable Rating is equal to or better than A- (in the case of a Rating from S&P) or A3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 2” means that, as of any date of determination, the applicable Rating is equal to BBB+ (in the case of a Rating from S&P) or Baa1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 3” means that, as of any date of determination, the applicable Rating is equal to BBB (in the case of a Rating from S&P) or Baa2 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 4” means that, as of any date of determination, the applicable Rating is equal to BBB- (in the case of a Rating from S&P) or Baa3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 5” means that, as of any date of determination, the applicable Rating is equal to or below BB+ (in the case of a Rating from S&P) or Ba1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination, or the only Rating is a private rating and the Borrower will not authorize the applicable rating agency to make such Rating available to the Administrative Agent and the Lenders.
“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.
“LIBOR Successor Rate” has the meaning specified in Section 2.08(b).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 2.08(b).
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any interest of a vendor or lessor under any conditional sale or other title retention agreement and any lease in the nature thereof).
“Limited Condition Acquisition” means any acquisition or other investment permitted hereunder which the Borrower or one or more of its subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such subsidiary’s, as applicable, obligation to close such acquisition or other investment on the availability of third-party financing.
“Loan Document” means this Agreement, any Incremental Assumption Agreement and any Note.
“Long Stop Date” has the meaning specified in Section 2.06(a)(iv).
“Majority Lenders” means at any time Lenders holding greater than 50% of the sum of (i) the then aggregate unpaid principal amount of the Advances held by all Lenders and (ii) the aggregate undrawn Commitments of all Lenders then outstanding.
“Majority Facility Lenders” means at any time, with respect to any Facility, Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances held by all Lenders under a Facility, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the all of the Commitments under such Facility.
“Maturity Date” means with respect to each Term Loan A Facility, the Tranche A1 Maturity Date, the Tranche A2 Maturity Date or the Tranche A3 Maturity Date, as applicable, in each case or such later date as may be extended from time to time pursuant to Section 2.16 (or if any such date is not a Business Day, the next preceding Business Day).
“Merger” means the merger, pursuant to the Merger Agreement, of Merger Sub with and into the Target, with the Target being the surviving entity.
“Merger Agreement” means the Merger Agreement dated as of January 6, 2019 by and among the Borrower, Merger Sub and the Target (as amended or otherwise modified from time to time).
“Merger Sub” means Luna Equities, Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Borrower.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and by at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Consenting Lender” means any Lender that (x) does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or all Lenders of one or more affected Facilities) in accordance with the terms of Section 9.01 and (ii) has been approved by the Majority Lenders, the Majority Facility Lenders of the applicable Classes or a majority of the applicable affected Lenders, as applicable or (y) is a Non-Extending Lender in respect of any Extension Request for which an Extension Approval has occurred.
“Non-Extending Lender” has the meaning specified in Section 2.16(c).
“Note” means a promissory note of the Borrower payable to any Lender of any Class, in substantially the form of Exhibit C delivered pursuant to a request made under Section 2.14, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances of such Class made or held by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Conversion/Continuation” has the meaning specified in Section 2.09.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Participant” has the meaning specified in Section 9.07(d).
“Participant Register” has the meaning specified in Section 9.07(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified in Section 9.18.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any successor thereto.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 9.02(g)(i).
“Potential Event of Default” means a condition or event which, after the giving of notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
“Primary Currency” has the meaning specified in Section 9.14(c).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 9.02(g)(i).
“Rating” means as of any date, the public rating that has been most recently announced by any of S&P or Moody’s, as the case may be, with respect to the senior, unsecured, non-credit enhanced, long-term debt securities of the Borrower or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency. For purposes of determining the Daily Margin or the Ticking Fee Rate, (a) if any change in the Rating established by S&P or Moody’s shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced by S&P or Moody’s, as the case may be, (b) if Ratings are available from only one of S&P or Moody’s, then the applicable Level shall be set by reference to this one Rating, (c) if Ratings are available from each of S&P and Moody’s and such Ratings fall within two different Levels, then the higher of such Ratings shall apply, unless there is a split in such Ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower Rating shall apply, (d) if Ratings are unavailable from S&P and Moody’s for any reason other than such agencies cease providing public debt ratings generally for any day, then the applicable Level for such day shall be deemed to be Level 5; and (e) if either of S&P or Moody’s changes the basis on which its ratings are established and or described, each reference in this Agreement to a Rating announced by S&P or Moody’s, as the case may be, shall be deemed to refer to the then equivalent rating established by S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any SPC, as applicable.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Resignation Effective Date” has the meaning specified in Section 8.06(a).
“Responsible Officer” means, for purposes of notices given pursuant to Article II, any officer or employee of the Borrower so designated by any of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower in a notice to the Administrative Agent or any other officer or employee of the Borrower in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to the Administrative Agent.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any comprehensive territorial Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council or the European Union, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Sanctioned Person under clause (a) or (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) the Australian Department of Foreign Affairs and Trade.
“Scheduled Unavailability Date” has the meaning specified in Section 2.08(b).
“SEC” means the Securities and Exchange Commission and any successor agency.

“Senior Managing Agents” means Bayerische Landesbank, New York Branch, Capital One, National Association, JPMorgan Chase Bank, N.A., PNC Bank, National Association, National Westminster Bank plc, The Bank of Nova Scotia and TD Bank, N.A., each in its capacity as senior managing agent.
“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Borrower determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” means, with respect to any Person, as of any date of determination, (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of such date; and (iv) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 2.18.
“Specified Representations” means those representations made in Sections 4.01(a)(i), 4.01(a)(ii), 4.01(a)(iii), 4.01(b), 4.01(d), 4.01(g), 4.01(i), 4.01(o) and 4.01(p) (with respect to Sections 2.15(b) and (c) only).
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent” means MUFG Bank Ltd., in its capacity as syndication agent.
“Target” means Luxoft Holding, Inc, a company incorporated under the laws of the British Virgin Islands.
“TARGET Day” means any day on which TARGET2 is open for business.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan A Facilities” means the Tranche A1 Facility, the Tranche A2 Facility and the Tranche A3 Facility.
“Ticking Fee” has the meaning specified in Section 2.04(b).
“Ticking Fee End Date” has the meaning specified in Section 2.04(b).
“Ticking Fee Rate” means 0.15% per annum.
“Ticking Fee Trigger Date” has the meaning specified in Section 2.04(b).
“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).
“Tranche A1 Advance” means an advance made pursuant to Section 2.01(a)(i).
“Tranche A1 Commitment” means, with respect to each Tranche A1 Lender, the commitment, if any, of such Tranche A1 Lender to make a Tranche A1 Advance hereunder on the Funding Date. The initial aggregate amount of the Tranche A1 Lenders’ Commitments is US$500,000,000.
“Tranche A1 Facility” means the Tranche A1 Facility provided hereunder.
“Tranche A1 Lender” means a lender with a Tranche A1 Commitment or Tranche A1 Advance.
“Tranche A1 Maturity Date” means the date that is five years following the Funding Date or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Tranche A1 Repayment Date” means the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter ending after the Funding Date.
“Tranche A2 Advance” means an advance made pursuant to Section 2.01(a)(ii).

“Tranche A2 Commitment” means, with respect to each Tranche A2 Lender, the commitment, if any, of such Tranche A2 Lender to make a Tranche A2 Advance hereunder on the Funding Date. The initial aggregate amount of the Tranche A2 Lenders’ Commitments is €750,000,000.
“Tranche A2 Facility” means the Tranche A2 Facility provided hereunder.
“Tranche A2 Lender” means a lender with a Tranche A2 Commitment or Tranche A2 Advance.
“Tranche A2 Maturity Date” means the date that is two years following the Funding Date or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Tranche A3 Advance” means an advance made pursuant to Section 2.01(a)(iii).
“Tranche A3 Commitment” means, with respect to each Tranche A3 Lender, the commitment, if any, of such Tranche A3 Lender to make a Tranche A3 Advance hereunder on the Funding Date. The initial aggregate amount of the Tranche A3 Lenders’ Commitments is €750,000,000.
“Tranche A3 Facility” means the Tranche A3 Facility provided hereunder.
“Tranche A3 Lender” means a lender with a Tranche A3 Commitment or Tranche A3 Advance.
“Tranche A3 Maturity Date” means the date that is three years following the Funding Date or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Transaction Costs” has the meaning specified in the definition of “Transactions”.
“Transactions” means, (a) the Merger, (b) the Borrower’s obtaining of the Term Loan A Facilities and borrowing the Advances available under the Term Loan A Facilities on the Funding Date and (c) the payment of fees, premiums and expenses (the “Transaction Costs”) incurred in connection with the transactions described in the foregoing clauses (a) and (b).
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Base Rate or the Eurocurrency Rate.
“US$” or “U.S. Dollars” each means lawful currency of the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f)(ii)(B)(3).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(h)    In connection with any action being taken primarily in connection with a Limited Condition Acquisition:

(i)    for purposes of determining compliance with any provision of this Agreement which requires that no Potential Event of Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition may, at the option of the Borrower, be deemed satisfied, so long as (x) no Potential Event of Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into and (y) no Event of Default under clauses (a) and (e) of Section 6.01 shall exist immediately prior to or immediately after giving effect to the consummation of such Limited Condition Acquisition and all concurrent transactions. For the avoidance of doubt, if the Borrower has exercised its option under this clause (h), and any Potential Event of Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition (other than an Event of Default referenced in clause (y) above immediately prior to or immediately after giving effect to such Limited Condition Acquisition), any such Potential Event of Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
(ii)    for purposes of determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, such condition may, at the option of the Borrower, be deemed satisfied, so long as (x) the Borrower is in compliance with such representations and warranties on the date the definitive agreements for such Limited Condition Acquisition are entered into and (y) the Borrower is in compliance with (A) the Specified Representations in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and (B) if applicable, the representations and warranties in the relevant acquisition agreement the breach of which would permit the buyer to terminate its obligations thereunder or decline to consummate the Limited Condition Acquisition in all respects, in each case, both immediately prior to and immediately after giving effect to the consummation of such Limited Condition Acquisition and all concurrent transactions; provided that the reference to “material adverse effect” in the Specified Representations shall be understood for purposes of this clause (y) to refer to “Material Adverse Effect” or similar definition as defined in the relevant acquisition agreement governing such Limited Condition Acquisition. For the avoidance of doubt, if the Borrower has exercised its option under this clause (h), and any breach of a representation or warranty occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition (other than such representations and warranties referenced in clause (y) above immediately prior to or immediately after giving effect to such Limited Condition Acquisition), any such breach shall be deemed to not have occurred for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
Section 1.04    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e). All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement. If at any time any change in GAAP or the required adoption by the Borrower of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary thereof at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

Section 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person and (b) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Article II
AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01    The Advances.
(a)    (%4)Each Initial Lender with a Tranche A1 Commitment severally agrees, on the terms and conditions hereinafter set forth, to make a Tranche A1 Advance denominated in U.S. Dollars to the Borrower on the Funding Date in a principal amount not to exceed its Tranche A1 Commitment on the Funding Date. The Borrower may make only one borrowing of the full amount of the Tranche A1 Advances, which shall be made on the Funding Date. The Tranche A1 Advances may from time to time consist of Eurocurrency Rate Advances or Base Rate Advances, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02.
(i)    Each Initial Lender with a Tranche A2 Commitment severally agrees, on the terms and conditions hereinafter set forth, to make a Tranche A2 Advance denominated in Euros to the Borrower on the Funding Date in an aggregate principal amount not to exceed its Tranche A2 Commitment on the Funding Date. The Borrower may make only one borrowing of the full amount of the Tranche A2 Advances, which shall be made on the Funding Date. The Tranche A2 Advances may only consist of Eurocurrency Rate Advances.
(ii)    Each Initial Lender with a Tranche A3 Commitment severally agrees, on the terms and conditions hereinafter set forth, to make a Tranche A3 Advance denominated in Euros to the Borrower on the Funding Date in an aggregate principal amount not to exceed its Tranche A3 Commitment on the Funding Date. The Borrower may make only one borrowing of the full amount of the Tranche A3 Advances, which shall be made on the Funding Date. The Tranche A3 Advances may only consist of Eurocurrency Rate Advances.
(iii)    Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. The Tranche A1 Commitments of each Tranche A1 Lender, the Tranche A2 Commitments of each Tranche A2 Lender and the Tranche A3 Commitments of each Tranche A3 Lender shall terminate immediately and without further action on the Funding Date, after giving effect to the funding of such Lender’s Tranche A1 Commitment, Tranche A2 Commitment and Tranche A3 Commitment, as applicable, on such date (regardless of whether the full amount thereof is requested by the Borrower).
(b)    The Incremental Advances of any Class shall be made by the Incremental Lenders of such Class at the time, in the manner and subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Amendment.
Section 2.02    Making the Advances.
(a)    Each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the date of a proposed Borrowing consisting of Base Rate Advances and (y) 12:00 noon (New York City time) on the third Business Day (or, in the case of Initial Advances, 9:00 a.m. (New York City time) on the second Business Day) prior to the date of a proposed Borrowing consisting of Eurocurrency Rate Advances, in each case by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by electronic mail or telephone, confirmed immediately in writing by hand delivery or electronic mail, in substantially the form of Exhibit D hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower, specifying therein the requested (i) date of such Borrowing, (ii) Facility and currency of such Borrowing, (iii) in the case of the Tranche A1 Facility, the Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, (v) in the case of a Borrowing comprised of Eurocurrency Rate Advances, the initial Interest Period for each such Advance and (vi) wire transfer instructions with respect to such Borrowing. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) in the case of a Borrowing consisting of Base Rate Advances or before 11:00 A.M. (New York City time) in the case of a Borrowing consisting of Eurocurrency Rate Advances, in each case on the requested date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its applicable address referred to in Section 9.02, in same day funds, such Lender’s ratable portion of such Borrowing. Upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; it being understood and agreed that the Administrative Agent has agreed to provide the proceeds of the Initial Advances in accordance with such wiring instructions (x) with respect to the Initial Advances denominated in Euros, by 9:00 a.m. (London time) and (y) with respect to the Initial Advances denominated in U.S. Dollars, by 8:30 a.m. (New York City time), in each case prior to receipt of each Appropriate Lender’s pro rata share of such Borrowing.
(b)    Anything in subsection (a) above to the contrary notwithstanding,

(i)    the Borrower may not select Eurocurrency Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than (i) in the case of Tranche A1 Advances, US$10,000,000 and (ii) in the case of Tranche A2 Advances and Tranche A3 Advances, €10,000,000;
(ii)    there shall be no more than three Interest Periods relating to any Class of Eurocurrency Rate Advances outstanding under any Facility at any time;
(iii)     if any Appropriate Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Effective Date, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in any currency or to fund or maintain Eurocurrency Rate Advances in any currency hereunder, then, upon notice to the Administrative Agent, (a) the Commitment of such Lender to make Eurocurrency Rate Advances in such currency or, in the case of Advances denominated in U.S. Dollars, to Convert all or any portion of Base Rate Advances to Eurocurrency Rate Advances shall forthwith be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lenders shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender shall notify the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, and the Borrower shall (x) in the case of Advances denominated in U.S. Dollars, convert such Eurocurrency Rate Advances of such Lender to Base Rate Advances or (y) in the case of Advances denominated in Euros, convert such Advances into U.S. Dollar denominated Base Rate Advances in a principal amount equal to the Equivalent in U.S. Dollars, determined as of the date of such conversion, of the then outstanding principal amount of such Eurocurrency Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Advances; to the extent that such affected Eurocurrency Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurocurrency Rate Advances shall be applied instead to such Lender’s Base Rate Advances; provided that if, at any time after a Lender gives notice under this Section 2.02(b)(iii), such Lender determines that it may lawfully make Eurocurrency Rate Advances, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Advances shall thereupon be restored and any Advance that has been converted from a Eurocurrency Rate Advance denominated in Euros to a Eurocurrency Rate Advance (or, if applicable, a Base Rate Advance) denominated in U.S. Dollars shall be reconverted to a Eurocurrency Rate Advance of the applicable currency prior to any such conversion pursuant to this Section 2.02(b)(iii) at the end of the immediately following Interest Period;
(iv)    if, with respect to the Tranche A1 Facility, (A) the Administrative Agent or the Majority Facility Lenders shall determine that the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Facility Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Borrowing or (B) the Administrative Agent determines that (x) deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Borrowing or (y) (1) reasonable and adequate means do not exist for ascertaining the Eurocurrency Rate for such Interest Period and (2) the circumstances described in Section 2.08(b)(i) do not apply, then (a) the right of the Borrower to select Eurocurrency Rate Advances for such Borrowing or any subsequent Borrowing under such Facility shall be suspended and (b) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component in determining the Base Rate, such Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or in the case of a determination by the Majority Facility Lenders described in clause (A) above, until the Administrative Agent upon instruction from the Majority Facility Lenders) shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist and each Advance comprising such Borrowing shall be made as a Base Rate Advance; and
(v)    if, with respect to the Tranche A2 Facility or Tranche A3 Facility, (A) the Administrative Agent or the Majority Facility Lenders shall determine that the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Facility Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Borrowing or (B) the Administrative Agent shall determine that (x) deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Borrowing or (y) reasonable and adequate means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, each Advance comprising such Borrowing shall bear interest at a rate equal to each Appropriate Lender’s cost of funds applicable to such Advance plus the Applicable Margin until the Administrative Agent (or in the case of a determination by the Majority Facility Lenders described in clause (A) above, until the Administrative Agent upon instruction from the Majority Facility Lenders) shall notify the Borrower and the Appropriate Lenders that the circumstances causing such alternative rate of interest to apply no longer exist.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided that a Notice of Borrowing delivered by the Borrower pursuant to this Section 2.02 may state that such notice is conditioned on the effectiveness of other credit facilities or the consummation of other transactions, in which case, such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified proposed date of the applicable Borrowing) if such condition is not satisfied. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date, including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III. The Lender making demand for such indemnification shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
(d)    Unless the Administrative Agent shall have received notice from an Appropriate Lender at least three hours (or two hours with respect any Borrowing consisting of Base Rate Advances) prior to the time any Borrowing is due to be funded by the Appropriate Lenders that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Appropriate Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.03    [Reserved].

Section 2.04    Fees.
(a)    Administrative Agent and Joint Lead Arranger Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the account of each Joint Lead Arranger and the account of each Lender, as applicable, the fees payable pursuant to each Fee Letter, in each case in the amounts and at the times specified in such Fee Letter.
(b)    Ticking Fee. Commencing on the date that is sixty (60) days following the Effective Date (the “Ticking Fee Trigger Date”), the Borrower shall pay to the Administrative Agent, for the ratable benefit and account of each Lender, a ticking fee (the “Ticking Fee”) accruing from the Ticking Fee Trigger Date until the earlier to occur of (i) the Commitment Termination Date and (ii) the Funding Date (such earlier date, the “Ticking Fee End Date”), at the Ticking Fee Rate on the aggregate principal amount of the Initial Commitments then outstanding. The Ticking Fee shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. The Ticking Fee shall be paid on the Ticking Fee End Date in (x) with respect to the Tranche A1 Commitments, U.S. Dollars and (y) with respect to the Tranche A2 Commitments and the Tranche A3 Commitments, Euros.
Section 2.05    Termination or Reduction of the Commitments.
(a)    Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders in respect of any Facility, provided that each partial reduction shall be in the aggregate amount of (i) in the case of Tranche A1 Commitments, US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) in the case of Tranche A2 Commitments and Tranche A3 Commitments, €10,000,000 or an integral multiple of €1,000,000 in excess thereof. A notice of reduction or termination of the Commitments delivered by the Borrower pursuant to this Section 2.05 may state that such notice is conditioned on the effectiveness of other credit facilities or the consummation of other transactions, in which case, such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Mandatory Termination or Reduction of the Commitments. Unless earlier terminated, the Initial Commitments shall immediately and automatically terminate in whole at 5:00 P.M. on the Commitment Termination Date.
Section 2.06    Repayment and Prepayment of the Advances.
(a)    Mandatory Repayment of Advances. The Borrower shall repay to the Administrative Agent:
(i)    for the account of the Tranche A1 Lenders, (1) in a principal amount equal to 1.25% of the aggregate principal amount of the Tranche A1 Advances made on the Funding Date, on each Tranche A1 Repayment Date (which amounts shall be reduced as a result of the application of voluntary prepayments made pursuant to clause (b) below in the order specified by the Borrower in the applicable notice of prepayment; provided that if the Borrower fails to make any such specification, any voluntary prepayments made pursuant to clause (b) below shall be applied in direct chronological order to all then-remaining payments) and (2) the then outstanding principal amount of the Tranche A1 Advances on the Tranche A1 Maturity Date;
(ii)    for the account of the Tranche A2 Lenders, the outstanding principal amount of the Tranche A2 Advances on the Tranche A2 Maturity Date;
(iii)    for the account of the Tranche A3 Lenders, the outstanding principal amount of the Tranche A3 Advances on the Tranche A3 Maturity Date; and
(iv)    for the account of each Lender, in the event that the Merger has not been consummated in accordance with the terms and conditions of the Merger Agreement (as amended, consented, modified or waived from time to time) on or prior to the date that is 3 Business Days after the Funding Date (the “Long Stop Date”), the aggregate principal amount of the Advances outstanding on the Long Stop Date and any accrued interest thereon and any fees and other amounts payable hereunder.
(b)    Voluntary Prepayments of Borrowings. The Borrower shall not have any right to prepay any principal amount of the Advances other than as provided in this subsection (b). The Borrower may, at any time after the Funding Date on any Business Day, and upon irrevocable notice to the Administrative Agent provided not later than 12:00 noon (New York City time) on such Business Day, in the case of Base Rate Advances, and at least two Business Days prior to the proposed date of prepayment in the case of Eurocurrency Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, prepay Advances of any Class, and if such notice is given the Borrower shall prepay such principal amount; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of not less than (A) in the case of Tranche A1 Advances, US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (B) in the case of Tranche A2 Advances and Tranche A3 Advances, €10,000,000 or an integral multiple of €1,000,000 in excess thereof, (ii) in the case of any such prepayment of any Eurocurrency Rate Advance, the Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurocurrency Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) and (iii) without limiting the Borrower’s obligations under Section 9.04(b), a notice of prepayment may be conditioned on the effectiveness of other credit facilities or the availability of a source of funds for such prepayment, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.07    Interest on Advances. The Borrower shall pay interest accrued on the principal amount of each Advance made to it outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Advances. If such Advance is a Base Rate Advance of any Class, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin for such Class, payable in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing on the first of such dates occurring after the Funding Date and on the Maturity Date of the applicable Class; provided that the Administrative Agent may, upon the request of the Majority Lenders, require that the Borrower pay interest (“Base Rate Default Interest”) on any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurocurrency Rate Advances) which is not paid when due and payable (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due and payable until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin in respect of Tranche A1 Advances; provided, however, that following the making of the request or the granting of the consent by the Majority Lenders specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, or upon acceleration of the Advances (pursuant to a vote of the Majority Lenders or by process of law upon the occurrence of an Event of Default under Section 6.01(e)), Base Rate Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(b)    Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance of any Class, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin for such Class, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that the Administrative Agent may, upon the request of the Majority Lenders, require that the Borrower pay interest (“Eurocurrency Default Interest”) on any principal amount of any Eurocurrency Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (i) with respect to Eurocurrency Rate Advances denominated in U.S. Dollars, (x) during the Interest Period applicable to such Eurocurrency Rate Advance, 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and (y) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin in respect of Tranche A1 Advances and (ii) with respect to Eurocurrency Rate Advances denominated in Euros, (x) during the Interest Period applicable to such Eurocurrency Rate Advance, 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and (y) after the expiration of such Interest Period, 2% per annum above the Eurocurrency Rate for the applicable currency and for a one month Interest Period in effect from time to time plus the Applicable Margin in respect of Advances of the applicable Class; provided, however, that following the making of the request or the granting of the consent by the Majority Lenders specified by Section 6.01 to authorize the

Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, or upon acceleration of the Advances (pursuant to a vote of the Majority Lenders or by process of law upon the occurrence of an Event of Default under Section 6.01(e)), Eurocurrency Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(c)    Reserves on Eurocurrency Rate Advances. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Advance made to the Borrower equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that, in such Lender’s good-faith determination, it is generally charging such costs to similarly situated customers of similar creditworthiness of the applicable Lender under agreements having provisions similar to this Section 2.07(c) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.
Section 2.08    Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for purposes of Section 2.07(a) or 2.07(b).
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for U.S. Dollars and the requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) giving due consideration to the then prevailing market convention broadly accepted by the syndicated loan market for determining a rate of interest for syndicated loans in the United States at such time (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances based on LIBOR shall be suspended (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) and the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances based on LIBOR (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein and (y) any conversion to or continuation of a Borrowing of Eurocurrency Rate Advances denominated in U.S. Dollars pursuant to Section 2.09 shall be deemed rescinded and such affected Borrowing of Eurocurrency Rate Advances shall be continued as Base Rate Advances.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate, Eurocurrency Rate and Interest Period and any related definitions, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent and with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned)). For the avoidance of doubt, any amendment effectuating any LIBOR Successor Rate Conforming Changes shall be subject to the Borrower’s approval.

Section 2.09    Voluntary Conversion or Continuation of Advances.
(a)    The Borrower may on any Business Day, upon notice in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.02(b), (i) Convert Advances of any Class denominated in U.S. Dollars of one Type comprising the same Borrowing into Advances of such Class denominated in U.S. Dollars of another Type and (ii) upon the expiration of any Interest Period applicable to Advances which are Eurocurrency Rate Advances made to the Borrower, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurocurrency Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (A) the date of such continuation or Conversion, (B) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (C) if such continuation is of, or such Conversion is into, Eurocurrency Rate Advances, the duration of the Interest Period for each such Advance and (D) that no Event of Default has occurred and is continuing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.
(b)    If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurocurrency Rate Advance, the Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.09, then such Advance shall, upon such expiration, automatically be continued as a Eurocurrency Rate Advance with an Interest Period of one month.
(c)    After the occurrence of and during the continuance of an Event of Default, (i) the Borrower may not elect to have any Advance denominated in U.S. Dollars be made or continued as, or Converted into, a Eurocurrency Rate Advance after the expiration of any Interest Period then in effect for such Advance and (ii) any Advance denominated in Euros will automatically be continued as a Eurocurrency Rate Advance with an Interest Period of one month after the expiration of any Interest Period then in effect for such Advance.
Section 2.10    Increased Costs.
(a)    If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurocurrency Rate Advances payable under Section 2.07(c)) in or in the interpretation of any law or regulation, in each case after the Effective Date, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, there shall be any increase in the cost (including with respect to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes)) to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that, in such Lender’s good-faith determination, it is generally charging such costs to similarly situated customers of similar creditworthiness of the applicable Lender under agreements having provisions similar to this Section 2.10(a) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that, in such Lender’s good-faith determination, it is generally charging such costs to similarly situated customers of similar creditworthiness of the applicable Lender under agreements having provisions similar to this Section 2.10(b) after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt and notwithstanding anything in this Section to the contrary, this Section 2.10(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section 2.10(b) shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III regardless of the date enacted, adopted, issued or implemented to the extent that, in such Lender’s good-faith determination, it is generally seeking compensation from other borrowers that are similarly situated to and of similar creditworthiness with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10(b).
(c)    If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Section 2.10 and Section 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrower or at a time when the circumstances giving rise to such greater payment did not exist.
Section 2.11    Payments and Computations.
(a)    The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts (other than Ticking Fees, arrangement fees and upfront fees) relating to, Advances or Commitments denominated in Euros), not later than 1:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Schedule 1.02 in same day funds, without setoff, deduction or counterclaim. The Borrower shall make each payment with respect to principal of, interest on, and other amounts (other than Ticking Fees, arrangement fees and upfront fees) relating to Advances or Commitments denominated in Euros not later than 1:00 P.M. (New York City time) on the day when due in Euros, in each case, to the Administrative Agent at its address referred to in Schedule 1.02 in same day funds, without setoff, deduction or counterclaim. Subject to the immediately succeeding sentence, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Ticking Fees ratably to the Appropriate Lenders for the account of their respective Applicable Lending Offices and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
Section 2.12    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, in each case attributable to any payment made by or on account of any obligation of the Borrower, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (%4)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the

Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)        executed copies of IRS Form W-8ECI;
(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)        to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Section 2.12, shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.13    Sharing of Payments, Etc.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Advances and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Upon the acceleration or deemed acceleration of the Advances, the obligation of the Lenders to purchase participations in Advances and other obligations shall apply to all other Lenders, irrespective of Class. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.14    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances of a Class owing to or to be made by such Lender, the Borrower shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender, payable to the order of such Lender in a principal amount equal to the Commitment (or, if such Commitment has been terminated, the Advances) of such Lender of such Class; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of the Advances under this Agreement.
(b)    The Register maintained by the Administrative Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount, currency and tenor, as applicable, of each Borrowing, the Class of such Borrowing, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, if any, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15    Use of Proceeds.
(a)    The Advances shall be used by the Borrower (i) to finance in part the Merger (or to refinance advances under the Existing Revolving Credit Agreement or other funds used to consummate or otherwise in connection with the Merger), (ii) to pay a portion of the Transaction Costs and/or (iii) for general corporate purposes.
(b)    No portion of the proceeds of the Advances shall be used by the Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(c)    The Borrower will not request any Borrowing, and the Borrower shall not knowingly use, and shall procure that its Subsidiaries and their respective directors, officers, employees and agents shall not knowingly use, the proceeds of the Advances (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 2.16    Extension of Maturity Date.
(a)    The Borrower may, not later than 30 days, and not earlier than 60 days, prior to each applicable anniversary of the Funding Date during the term of this Agreement (as may be extended from time to time pursuant to this Section 2.16) (the “Current Anniversary Date”), and not more than once in any calendar year with respect to each Facility, from time to time request that the Maturity Date in respect of the Tranche A2 Facility and/or the Tranche A3 Facility for all Eligible Lenders (as defined below) under such Facility be extended for a period of one year from the then-applicable Maturity Date by delivering to the Administrative Agent a copy of an extension request signed by the Borrower (an “Extension Request”) in substantially the form of Exhibit H hereto; provided that as of the date of any such extension of the applicable Maturity Date, (i) the representations and warranties of the Borrower contained in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date, and (ii) no Event of Default or Potential Event of Default has occurred and is continuing. The Administrative Agent shall promptly notify each Appropriate Lender of its receipt of such Extension Request.
(b)    On or prior to the fifteenth day (the “Determination Date”) prior to the Current Anniversary Date, each Eligible Lender shall notify the Administrative Agent and the

Borrower of its willingness or unwillingness to consent to the applicable Extension Request. Any Eligible Lender that shall fail to so notify the Administrative Agent and the Borrower, on or prior to the Determination Date, shall be deemed to have declined to so extend.
(c)    In the event that, on or prior to the Determination Date, Eligible Lenders holding more than 50% of the aggregate principal amount of the Advances of all Eligible Lenders then in effect in respect of the applicable Facility shall consent to such extension (each such Lender, a “Consenting Lender”; each such event, an “Extension Approval”), the Administrative Agent shall so advise the Appropriate Lenders and the Borrower and the Maturity Date in respect of the applicable Facility shall be extended to the date indicated in the Extension Request with respect to such Consenting Lenders. Thereafter, (i) for each Consenting Lender, the term “Maturity Date” with respect to its Advances under the applicable Facility as used herein and in any promissory note executed and delivered by the Borrower pursuant to Section 2.14 hereof, shall at all times refer to such date indicated in the applicable Extension Request, unless it is later extended pursuant to this Section 2.16, and (ii) for each Lender that is not an Eligible Lender or a Consenting Lender (each such Lender, a “Non-Extending Lender”), the term “Maturity Date” with respect to its Advances under the applicable Facility shall at all times refer to the date which was the Maturity Date with respect to such Facility then in effect prior to the delivery to the Administrative Agent of such Extension Request; provided that any Non-Extending Lender (including any direct or indirect assignee of any Non-Extending Lender) may, with the written consent of the Borrower, elect at any time prior to the Maturity Date then applicable to its Advances to consent to the Borrower’s prior Extension Requests by delivering a written notice to such effect to the Borrower and the Administrative Agent, and upon the receipt by the Borrower and the Administrative Agent of such notice, the Maturity Date with respect to the applicable Advances of such Non-Extending Lender shall be extended to the date indicated in the applicable Extension Requests and such Non-Extending Lender shall be deemed to be a Consenting Lender in respect of such prior Extension Requests for all purposes hereunder.
(d)    In the event that, as of any Determination Date, the Consenting Lenders hold 50% or less of the aggregate principal amount of the Advances of all Eligible Lenders then in effect under the applicable Facility, the Administrative Agent shall so advise the Appropriate Lenders and the Borrower, and the Maturity Date with respect to the Advances held by each Lender under the applicable Facility shall continue to be the date which was the Maturity Date immediately prior to the delivery to the Administrative Agent of such Extension Request. For purposes of this Section 2.16, the term “Eligible Lenders” means, with respect to any Extension Request related to the Tranche A2 Facility or the Tranche A3 Facility, as applicable, (i) all Appropriate Lenders if the Maturity Date of no Appropriate Lender’s Advances had been extended pursuant to this Section 2.16 prior to the delivery to the Administrative Agent of such Extension Request, and (ii) in all other cases, those Appropriate Lenders which extended the Maturity Date of their Advances in the most recent extension of any Maturity Date effected pursuant to this Section 2.16.
(e)    The Administrative Agent shall promptly notify the Lenders of the effectiveness of each Extension Agreement pursuant to this Section 2.16.

Section 2.17    Mitigation Obligations; Replacement of Lenders; Non-Ratable Termination of Commitments.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Administrative Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.12, or eliminate such unlawfulness, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Administrative Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if a Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10, Section 2.12 or Section 9.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(b)) from the assignee or the Borrower;
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    in the case of any such assignment resulting from a notice of unlawfulness under Section 2.02(b)(iii), the assignee will not be subject to such unlawfulness;
(v)    such assignment does not conflict with applicable law;
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or Extension Request; and
(vii)    no Event of Default or Potential Event of Default shall have occurred and be continuing.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Non-Ratable Termination of Commitments and Prepayment of Certain Lenders. If any Lender requests compensation under Section 2.10 and the Majority Lenders are not also doing the same, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and the Borrower is not also required to make such payments to the Majority Lenders, or if any Lender gives any Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances and the Majority Lenders have not also provided such notice, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, upon notice to such Lender and the Administrative Agent, prepay the Advances of such Lender in full, together with accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 9.04(b)); provided that no Potential Event of Default or Event of Default shall have occurred and be continuing.
The Commitments or Advances, as applicable, of a Lender may not be terminated or so prepaid if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to terminate such Commitment or make such prepayment, as applicable, cease to apply.

Section 2.18    Incremental Commitments.
(a)    The Borrower may, by written notice to the Administrative Agent from time to time prior to the latest Maturity Date then in effect under the Term Loan A Facilities, request Incremental Commitments in an aggregate amount not to exceed (i) $200,000,000 with respect to Incremental Commitments in respect of Tranche A1 Advances and (ii) €500,000,000 with respect to Incremental Commitments in respect of Tranche A2 Advances and Tranche A3 Advances in the aggregate from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Commitments being requested (which shall be in multiples of (i) in the case of Incremental Commitments that are denominated in U.S. Dollars, US$10,000,000 and (ii) in the case of Incremental Commitments that are denominated in Euros, €10,000,000) and (B) the date on which such Incremental Commitments are requested to become effective, (C) the terms of such Incremental Commitments and (D) whether such Incremental Commitments are to make Advances on the same terms as the existing Tranche A1 Advances, Tranche A2 Advances or Tranche A3 Advances. No Lender shall be obligated to increase its Commitments pursuant to this Section 2.18 unless it so agrees.
(b)    The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Assumption Agreement”) to evidence the Incremental Commitment of such Incremental Lender, which shall supplement this Agreement and, as appropriate, the other Loan Documents. Each Incremental Assumption Agreement shall specify the terms of the Incremental Advances to be made thereunder, including the designation of Incremental Commitments as Tranche A1 Commitments, Tranche A2 Commitments or Tranche A3 Commitments, and the Incremental Advances thereunder shall be made on terms and conditions agreed to by the Borrower and the applicable Incremental Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(c)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.18 unless on the date of such effectiveness (unless otherwise agreed among the Incremental Lenders and the Borrower):
(i)    subject to Section 1.03(h)(ii), the representations and warranties set forth in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date, and the Administrative Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by an authorized officer of the Borrower;

(ii)    subject to Section 1.03(h)(i), no Event of Default or Potential Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments or at the time of the making of such Incremental Advances; and
(iii)    the Administrative Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation (including opinions of counsel (which may be in-house counsel)) as the Administrative Agent shall reasonably request.
(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Advances that are to be part of an outstanding Term Loan A Facility, when originally made, are included in each Borrowing of outstanding Advances of such Term Loan A Facility on a pro rata basis.
(e)    Notwithstanding the terms of Section 9.01, any Incremental Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the provisions of this Section, a copy of which shall be made available to each Lender.
Section 2.19    Special Purpose Funding Vehicles.
(a)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by an SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.
(b)    Each Granting Lender, acting solely for this purpose on the Borrower’s behalf, shall maintain a register comparable to the Register maintained by the Administrative Agent pursuant to Section 9.07(c) for purpose of recording the funding of Advances by SPCs.
(c)    Assignments of and participations in Advances funded by SPCs shall be subject to the provisions of Section 9.07.

(d)    Notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall not be required to pay any amount under Sections 2.10, 2.12 or 2.17 that is greater than the amount which the Borrower would have been required to pay had such SPC not provided the Borrower with any part of any Advance of such Granting Lender and (ii) an SPC shall not be entitled to any benefits under Section 2.12 unless such SPC agrees to be subject to the provisions of Sections 2.10(c), 2.12(d), 2.12(f), 2.12(g) and 2.17 as if it were an assignee (as of the date it funds its first Advance hereunder) under Section 9.07.
Article III
CONDITIONS PRECEDENT
Section 3.01    Condition Precedent to Effectiveness. This Agreement shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.01):
(a)    The Administrative Agent (or its counsel) shall have received the following:
(i)    from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    a certificate of the Secretary, Assistant Secretary or other authorized officer of the Borrower, dated the Effective Date, (A) certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any other documents to be delivered by the Borrower hereunder, (B) attaching and certifying the correctness and completeness of the copies of the Borrower’s Certificate of Incorporation and Bylaws, (C) attaching and certifying the correctness and completeness of copies of the resolutions of the Board of Directors or similar governing body of the Borrower, approving the execution, delivery and performance of this Agreement and (D) attaching a good standing certificate of the Borrower from the state of its organization, dated a recent date prior to the Effective Date;
(iii)    a legal opinion of William L. Deckelman, Jr., Executive Vice President, General Counsel and Secretary of the Borrower, dated the Effective Date, substantially in the form of Exhibit F hereto;
(iv)    a certificate of an authorized officer of the Borrower, dated the Effective Date, stating that (A) the representations and warranties of the Borrower contained in Article IV (other than the representations set forth in Section 4.01(o) and Section 4.01(p)) are true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the Effective Date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and (B) no Potential Event of Default or Event of Default exists on and as of the Effective Date; and
(v)    no later than three Business Days in advance of the Effective Date, (x) all documentation and other information reasonably requested with respect to the Borrower in writing by any Lender at least ten Business Days in advance of the Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (y) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification.
Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 3.02    Conditions Precedent to Funding the Advances on the Funding Date. The obligations of the Lenders to make the Advances under the Term Loan A Facilities on the Funding Date shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.01):
(a)    The Effective Date shall have occurred;
(b)    The Merger shall have been, or shall reasonably be expected to be within three Business Days of the funding of the Advances under the Term Loan A Facilities on the Funding Date, consummated in accordance with the terms and conditions of the Merger Agreement (as amended, consented, modified or waived from time to time).
(c)    The Administrative Agent (or its counsel) shall have received the following:
(i)    a certificate of an authorized officer of the Borrower, dated the Funding Date, stating that (A) the representations and warranties of the Borrower contained in Article IV (other than the representations set forth in the second sentence of Section 4.01(e) and clause (i) of Section 4.01(f)) are true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the Funding Date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and (B) no Potential Event of Default or Event of Default exists on and as of the Funding Date;

(ii)    (A) audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Borrower for the most recently completed fiscal year of the Borrower ended at least 109 days prior to the Funding Date and (B) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) ended at least 60 days prior to the Funding Date; provided that the requirements of clauses (A) and (B) shall be deemed satisfied by the filing by the Borrower of its applicable Form 10-K and Form 10-Q or Form 10 or S-1, as the case may be, containing such financial statements within the time periods specified in such clauses; and
(iii)    a Notice of Borrowing in accordance with Section 2.02
(iv)    a certificate from an authorized financial officer of the Borrower in the form of Exhibit G certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions; and
(d)    The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrower to be due and payable on or prior to the Funding Date, including, to the extent invoiced at least two Business Days prior to the Funding Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under this Agreement.
The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Advances hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.01) on or prior to the Commitment Termination Date.
Section 3.03    Conditions to Funding of Incremental Advances. The obligation of each Incremental Lender of any Class to make its Incremental Advances of such Class shall be subject to the conditions precedent set forth in the applicable Incremental Assumption Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows as of the Effective Date (other than in respect of Section 4.01(o) and Section 4.01(p)) and as of the Funding Date (other than in respect of the representations set forth in the second sentence of Section 4.01(e) and clause (i) of Section 4.01(f)):

(a)    Due Organization, etc. (i)The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. (ii) The Borrower is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole. (iii) Each Significant Subsidiary of the Borrower is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. (iv) Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.
(b)    Due Authorization, etc. The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s certificate of incorporation or bylaws, (ii) applicable law or (iii) any material contractual restriction binding on the Borrower.
(c)    Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement except for those which have been obtained prior to the Effective Date and remain in full force and effect.
(d)    Validity. This Agreement has been duly executed and delivered by the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally, concepts of reasonableness and to the application of general principles of equity.
(e)    Condition of the Borrower. The consolidated balance sheet of the Borrower as at March 31, 2018, and the related consolidated statements of income and stockholders’ equity of the Borrower for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial condition of the Borrower as at such date and the consolidated results of the operations of the Borrower for the fiscal quarter ended on such date, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, financial condition or operations of the Borrower and the Subsidiaries, taken as a whole, since March 31, 2018.
(f)    Litigation. There is no pending or (to the knowledge of the Borrower) threatened investigation, action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) except as disclosed in the Exchange Act Reports filed prior to the Effective Date, would, if adversely determined, reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement.

(g)    Margin Regulations. No proceeds of the Advances will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(h)    Payment of Taxes. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date, the Borrower and each of its Significant Subsidiaries have filed or caused to be filed all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due, including interest and penalties, except (i) for such Taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained in accordance with GAAP by the Borrower or any such Subsidiary, as the case may be and (ii) to the extent that the failure to file such returns or pay such Taxes would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and the Subsidiaries, taken as a whole.
(i)    Governmental Regulation. The Borrower is not required to register as an investment company under the Investment Company Act of 1940, as amended.
(j)    ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date:
(i)    no ERISA Event has occurred or is reasonably expected to occur (other than for premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to the Borrower or its ERISA Affiliates of more than US$250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e);
(ii)    Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the IRS and furnished to the Administrative Agent, is complete and, to the best knowledge of the Borrower, accurate, and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and the Subsidiaries, taken as a whole;
(iii)    as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to the Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed US$250,000,000;
(iv)    the Borrower and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole; and
(v)    neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Section 305(b) of ERISA or Section 432(b) of the Code, and, to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be insolvent or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Section 305(b) of ERISA or Section 432(b) of the Code, in each case, resulting in a liability to the Borrower or its ERISA Affiliates of more than US$250,000,000.
(k)    Disclosure. The documents, certificates and written materials furnished to the Administrative Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of fact or omit to state a material fact (known to the Borrower in the case of any documents, certificates or written statements not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.
(l)    Insurance. The Borrower and its Subsidiaries (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured.
(m)    Environmental Matters. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date, (i) the Borrower and each of its Subsidiaries is in compliance with all Environmental Laws except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials by Borrower or its Subsidiaries or, to the knowledge of the Borrower, at or from any of the Borrower’s or its Subsidiaries’ properties, in either case other than as would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

(n)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and Borrower Agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, its directors, officers, employees and Borrower Agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of the directors or officers of the Borrower, (b) to the knowledge of the Borrower or such Subsidiary, any director or officer of any Subsidiary of the Borrower or (c) to the knowledge of the Borrower, any Borrower Agent or employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(o)    Solvency. The Borrower and its Subsidiaries, on a consolidated basis, immediately after the consummation of the Transactions, will be Solvent.
(p)    Use of Proceeds. The Borrower will use the proceeds of the Advances only in accordance with Section 2.15.
Article V
COVENANTS
Section 5.01    Affirmative Covenants of the Borrower. The Borrower covenants and agrees that the Borrower will, from and after the Funding Date unless and until the Advances shall have been paid in full and all of the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, such compliance to include, without limitation, (x) complying with all Environmental Laws and (y) paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent contested in good faith.
(b)    Reporting Requirements. Furnish to the Administrative Agent (for distribution to each Lender):
(i)    as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the quarterly report (x) for such quarter for the Borrower, containing a consolidated balance sheet and consolidated statements of income and (y) for the period consisting of the fiscal year then elapsed, for the Borrower, containing consolidated statements of stockholders’ equity and cash flows;

(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated annual audit report for such year for the Borrower, containing financial statements (including a consolidated balance sheet, consolidated statements of income, retained earnings and cash flows of the Borrower) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(iii)    together with each delivery of the report of the Borrower pursuant to clause (i) or clause (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Borrower (A) stating, in the case of the financial statements delivered under Section 5.01 (b)(i) for such quarter, that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of operations of the Borrower and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustment, (B) stating that such authorized financial officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such authorized financial officer does not have knowledge of the existence, as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or a Potential Event of Default or, if any such condition or event exists, specifying the nature thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 5.02(c).
(iv)    promptly, and in any event within five days, after any authorized financial officer of the Borrower becomes aware of the occurrence of an Event of Default or Potential Event of Default continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth details of such Event of Default or Potential Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(f);
(vii)    promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(m) inaccurate or (B) the receipt by the Borrower of any written notice, order, directive or other written communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which would reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and the Subsidiaries, taken as a whole;
(viii)    promptly after any change in any Rating, a notice of such change, which notice shall specify the new Rating, the date on which such change was publicly announced by S&P or Moody’s, as the case may be, and such other information with respect to such change as any Lender through the Administrative Agent may reasonably request;
(ix)    information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and
(x)    such other information respecting the business, financial condition or operations of the Borrower and the Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
In lieu of furnishing to the Administrative Agent paper copies of the documents required to be delivered pursuant to Section 5.01(b)(i), Section 5.01(b)(ii), Section 5.01(b)(v), Section 5.01(b)(vi) and Section 5.01(b)(viii), the Borrower’s obligations to deliver such documents or information shall be deemed to be satisfied upon the relevant documents or information becoming publicly available at its Internet website located at http://www.dxc.com, and through the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver paper copies of such documents to any Lender that requests the Borrower to deliver such paper copies.
(c)    Corporate Existence, Etc. The Borrower will, and will cause each of its Significant Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence and all material rights, franchises and licenses necessary or desirable in the normal conduct of its business, in each case as applicable, except (i) as permitted under Section 5.02(b) and (ii) if, in the reasonable business judgment of the Borrower, it is in the business interest of the Borrower or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrower), rights (charter and statutory), franchises and licenses, and such failure to preserve the same would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.
(d)    Maintenance of Insurance. The Borrower will and will cause each of its Significant Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses. Notwithstanding the foregoing, the Borrower and such Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured. On request the Borrower will advise the Administrative Agent and the Lenders concerning any such plan or plans for self-insurance.
(e)    Visitation Rights. Once per calendar year, at any reasonable time and from time to time during normal business hours and with reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (at their sole cost and expense) to visit the properties of the Borrower and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers, employees, or if an Event of Default is continuing, with their independent certified public accountants; provided that if an Event of Default is continuing, such visits shall not be limited to once per calendar year.
(f)    Keeping of Books. Keep, and will cause each of its Significant Subsidiaries to keep, in all material respects, proper books of record and account in accordance with GAAP.
Section 5.02    Negative Covenants of the Borrower. The Borrower covenants and agrees that, from and after the Funding Date unless and until the Advances shall have been paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Liens, Etc. The Borrower will not create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of such Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Borrower’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:
(i)    Customary Permitted Liens;
(ii)    Liens in favor of the United States to secure amounts paid to the Borrower or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and

(y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;
(iii)    attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an Event of Default;
(iv)    Liens on accounts receivable resulting from the sale of such accounts receivable;
(v)    Liens on assets of any Significant Subsidiary of the Borrower existing at the time such Person becomes a Significant Subsidiary or is merged into or consolidated with the Borrower or a Significant Subsidiary (other than any such Lien created in contemplation of becoming a Significant Subsidiary);
(vi)    purchase money Liens upon or in any asset acquired or held by the Borrower or any Significant Subsidiary (including any capital interest in any Person) to secure the purchase price of such asset or to secure Debt incurred solely for the purpose of financing the acquisition of or construction of improvements on or with respect to any such asset (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such asset and transaction costs relating to such acquisition or the costs of such construction) and Liens existing on such asset at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any asset that is subject to a Capital Lease;
(vii)    Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;
(viii)    Liens to secure Debt not in excess of an aggregate of the greater of US$500,000,000 and 5% of the shareholders’ equity of the Borrower;
(ix)    Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and
(x)    Liens securing Debt owing to the Borrower or any of its Subsidiaries.
(b)    Restrictions on Fundamental Changes. The Borrower will not, and will not permit any of its Significant Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired), to any Person (other than the Borrower or any Subsidiary of the Borrower, so long as the Borrower, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Borrower, either (i) the Borrower is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Borrower hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Administrative Agent and such surviving corporation shall be organized in the United States or District of Columbia and have delivered, for the benefit of the Lenders and the Administrative Agent, such other documents as may reasonably be requested, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.
(c)    Financial Covenants.
(i)    Minimum Interest Coverage Ratio. Commencing with the first full fiscal quarter of the Borrower ended after the Funding Date, the Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to be less than 3.00 to 1.00.
(ii)    Consolidated Total Debt to Consolidated EBITDA Ratio. Commencing with the first full fiscal quarter of the Borrower ended after the Funding Date, the Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt as of the last day of such quarterly financial reporting period to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to exceed 3.00 to 1.00.
Article VI
EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or

(b)    Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or
(c)    The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.15, Section 5.01(c) (with respect to the existence of the Borrower) or Section 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (A) written notice thereof having been given to the Borrower by the Administrative Agent at the request of any Lender or (B) actual knowledge thereof by the Borrower of such failure; or
(d)    The Borrower or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt or any payment obligations in respect of guarantees of the Borrower or any such Significant Subsidiary of Debt owed to any Person other than the Borrower and its Subsidiaries which is outstanding in a principal amount of at least US$250,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guarantee; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(e)    The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of US$250,000,000 shall be rendered against the Borrower or any of their Significant Subsidiaries and is not promptly paid by the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (ii) such insurer shall be rated at least “A-” by A.M. Best Company and the Borrower deems the claims recovery as “probable” in its financial statements and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(g)
(i)    There occurs one or more ERISA Events which individually or in the aggregate results in liability to the Borrower or any of its ERISA Affiliates in excess of US$250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e); or
(ii)    The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds US$250,000,000; or
(iii)    The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Section 305(b) of ERISA or Section 432(b) of the Code, if as a result of such event the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, resulting in a liability to the Borrower or its ERISA Affiliates of more than US$250,000,000; or
(h)    Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that if the Borrower shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after the Borrower shall become such a wholly owned subsidiary of such Person, substantially identical to that of the Borrower immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be an Event of Default under this Section 6.01(h) unless the beneficial ownership of such Holding Company shall be acquired as set forth in this Section 6.01(h);
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
Article VII
[RESERVED]
Article VIII
THE ADMINISTRATIVE AGENT
Section 8.01    Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as expressly set forth in Section 8.06, the Borrower shall not have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other

Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 and Section 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Event of Default or Event of Default or the event or events that give or may give rise to any Potential Event of Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Potential Event of Default or Event of Default and such event or events.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the applicable Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Indemnification. The Lenders agree to indemnify the Administrative Agent (only to the extent the Borrower is required to reimburse the Administrative Agent pursuant to Section 9.04 and only to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then held by each of them (or if no Advances are at the time outstanding or if any Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 8.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    [Reserved].
(c)    With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and, during such period, the Borrower shall have no obligation to pay to any Person the fees described in Section 2.04, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for so long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
Section 8.07    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Administrative Agent” hereunder) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross-negligence or willful misconduct in selection of sub-agents.
Section 8.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.09    Other Agents. Each Lender hereby acknowledges that none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
Section 8.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(ii)    (iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. Subject to Section 2.08(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby (or, in the case of clause (g)(x) or (g)(y) below, each Lender), do any of the following:
(a)    waive any of the conditions specified in Section 3.01 or Section 3.02;
(b)    increase or extend the Commitments of such Lender;
(c)    reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable to such Lender hereunder;
(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder;
(e)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(f)    [reserved];
(g)    amend (x) this Section 9.01, (y) the definition of “Majority Lenders” or (z) the definition of “Majority Facility Lenders”; or
(h)    change the currency of the payment of any Advance or the currency of the funding of any Advance;
and provided, further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note and (y) the consent of Lenders having at least a majority (based on the Equivalent in U.S. Dollars at such time) in interest of a Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner that is materially worse than the manner in which such amendment or waiver affects other Facilities.
Notwithstanding the foregoing, each Assumption Agreement may be effected in accordance with Section 2.18 without the consent of any Lenders other than the Incremental Lenders providing the Incremental Commitments contemplated thereby.

Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five Business Days following receipt of notice thereof.
Section 9.02    Notices, Etc.
(a)    General. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including by facsimile transmission or, to the extent provided in Section 9.02(e), electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Borrower:	DXC Technology Company Attention: Ceyhun Cetin, Vice President and Treasurer (or his successor) 1775 Tysons Boulevard Tysons, Virginia 22102 Phone: (703) 245-1559 Email: ccetin@dxc.com

Administrative Agent:	As specified on Schedule 1.02 hereto;
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number set forth in its Administrative Questionnaire.

(b)    Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto during the recipient’s normal business hours (or if delivered after normal business hours shall be deemed to have been delivered on the next Business Day) and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when received; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II or VII shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(c)    Effectiveness of Facsimile Documents and Signatures. This Agreement and, except as otherwise specified herein, any documents delivered pursuant to or in connection with this Agreement may be transmitted and/or signed by facsimile or other electronic delivery. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnified Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(e)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its electronic mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, electronic mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(f)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(g)    Platform.
(i)    The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04    Costs, Expenses and Indemnification.
(a)    The Borrower agrees to pay promptly on demand all reasonable costs and out-of-pocket expenses (other than Taxes, for which the provisions of Section 2.12 shall apply instead) of the Joint Lead Arrangers, the Syndication Agent and the Administrative Agent (in their respective capacities as such) in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of a single counsel for the Joint Lead Arrangers, the Syndication Agent and the Administrative Agent and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), with respect thereto and with respect to advising the Joint Lead Arrangers, the Syndication Agent and the Administrative Agent as to their respective rights and responsibilities hereunder. The Borrower further agrees to pay promptly on demand all costs and expenses of the Administrative Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses but excluding, for the avoidance of doubt, Taxes), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 9.04 (a). This Section 9.04(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    If any payment of principal of any Eurocurrency Rate Advances extended to the Borrower is made other than on the last day of the Interest Period for such Advances, as a result of a payment pursuant to Section 2.04 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if any Eurocurrency Rate Advance is continued or converted pursuant to Section 2.09 on a day other than the last day of the Interest Period for such Loan, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Lender’s portion of such Advances.

(c)    The Borrower agrees to indemnify and hold harmless the Administrative Agent (in its capacity as such), each Arranger, each Lender and the Related Parties of each of the foregoing (each an “Indemnified Person”) in connection with any expenses, losses, claims, damages or liabilities to which the Administrative Agent, an Arranger, a Lender or such Indemnified Persons may become subject (other than Taxes, for which the provisions of Section 2.12 shall apply instead), insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or to the extent relating to the foregoing, in any way arise out of activities of the Borrower that violate Environmental Laws, and to reimburse the Administrative Agent, each Arranger, each Lender and each Indemnified Person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Administrative Agent, such Arranger, such Lender or any such person is a party to any action or proceeding out of which any such expense arises). Notwithstanding the foregoing, the Borrower shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities which have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final and nonappealable judgment by a court of competent jurisdiction, (y) a claim brought by the Borrower against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder in which the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) a claim not involving an act or omission of the Borrower and that is brought by an Indemnified Person against another Indemnified Person (other than against the Arrangers or the Administrative Agent in their capacities as such). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its respective equity holders or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto. This Section 9.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Advances or the use of the proceeds thereof.
Section 9.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special (in whatever currency)) at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 9.06    Binding Effect; Integration. This Agreement shall be deemed to have been executed and delivered when it shall have been executed and delivered by the Lenders, the Borrower and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that, other than as expressly provided herein, the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Section 9.07    Assignments and Participations.
(a)    Successors and Assigns Generally. The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Loan Documents unless consented to by all of the Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advances at the time owing to it); provided that (in each case with respect to any Class) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (i) in the case of Tranche A1 Advances, US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) in the case of Tranche A2 Advances and Tranche A3 Advances, €5,000,000 or an integral multiple of €1,000,000 in excess thereof, in each case unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Class if such assignment is to a Person that is not a Lender with a Commitment in respect of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided that (x) other than with respect to Section 2.17(b), the Borrower shall not be required to pay any processing and recordation fee and (y) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, Section 2.12 and Section 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and currency and stated interest) of the Advances of each Class owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.01(b), Section 9.01(c) or Section 9.01(d) that affects such Participant. The Borrower agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Section 2.10, Section 2.12 and Section 9.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, as applicable, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and currency and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, central bank or other governmental authority or organization; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.08    [Reserved].
Section 9.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.10    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the conditions precedent in Section 3.01 have been satisfied (or waived) in accordance with the terms of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.11    Consent to Jurisdiction; Waiver of Immunities. (%3)The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, or its properties in the courts of any jurisdiction. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(a)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 9.12    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
Section 9.13    Waiver of Trial by Jury. THE BORROWER, EACH LENDER AND THE ADMINISTRATIVE AGENT EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower, the Lenders and the Administrative Agent each (i) acknowledges that this waiver is a material inducement for the Borrower, each Lender and the Administrative Agent to enter into a business relationship, that the Borrower, each Lender and the Administrative Agent have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 9.14    Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars with such other currency at Bank of America’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euro into U.S. Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Euro with U.S. Dollars at Bank of America’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 9.15    Survival of Certain Provisions. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement. The Borrower’s obligations under Section 2.10 and Section 9.04, and the Lenders’ obligations under Section 8.05 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 9.16    Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.17    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 9.18    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
Section 9.19    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, if legally permitted, written notice of each instance in which Information is required or requested to be disclosed shall be furnished to the Borrower not less than 30 days prior to the expected date of such disclosure or, if 30 days’ notice is not practicable under the circumstances, as promptly as practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) any credit insurance provider relating to the Borrower and its obligations or (v) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the

Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.20    No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.
DXC TECHNOLOGY COMPANY, as the Borrower
By: /s/ Ceyhun Cetin
Name: Ceyhun Cetin
Title: Vice President and Treasurer

[Signature Page to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as the Administrative Agent
By: /s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender
By: /s/ Jeannette Lu
Name: Jeannette Lu
Title: Director

[Signature Page to Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender
By: /s/ Lillian Kim
Name: Lillian Kim
Title: Director

[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., as a Lender
By: /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as a Lender
By: /s/ Neil Kiernan
Name: Neil Kiernan
Title: Director

By: /s/ Philip Waddilove
Name: Philip Waddilove
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

LLOYDS BANK CORPORATE MARKETS PLC, as a Lender
By: /s/ Allen McGuire
Name: Allen McGuire
Title: Assistant Manager – M004
By: /s/ Tina Wong
Name: Tina Wong
Title: Assistant Manager – W011

[Signature Page to Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Lender
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender
By: /s/ Rolf Siebert
Name: Rolf Siebert
Title: Executive Director
By: /s/ Elke Videgain
Name: Elke Videgain
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

NATIONAL WESTMINSTER BANK PLC, as a Lender
By: /s/ Jonathan Eady
Name: Jonathan Eady
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

TD BANK, N.A., as a Lender
By: /s/ Mark Hogan
Name: Mark Hogan
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender
By: /s/ Nirmal Bivek
Name: Nirmal Bivek
Title: Duly Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Carolyn L. West
Name: Carolyn L. West
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Jason Rinne
Name: Jason Rinne
Title: Director

[Signature Page to Term Loan Credit Agreement]

BNP PARIBAS, as a Lender
By: /s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director
By: /s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

DANSKE BANK A/S, as a Lender
By: /s/ Merete Ryvald-Christensen
Name: Merete Ryvald-Christensen
Title: Chief Loan Manager
By: /s/ Gert Carstens
Name: Gert Carstens
Title: Senior Loan Manager

[Signature Page to Term Loan Credit Agreement]

KBC BANK NV, NEW YORK BRANCH, as a Lender
By: /s/ Deborah Carlson
Name: Deborah Carlson
Title: Director
By: /s/ Jana Sevcikova
Name: Jana Sevcikova
Title: Director
Coroporate Banking Central European Desk

[Signature Page to Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Richard J Ameny, Jr.
Name: Richard J Ameny, Jr.
Title: Vice President

[Signature Page to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Karen H. McClain
Name: Karen H. McClain
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]

STANDARD CHARTERED BANK, as a Lender
By: /s/ Rodrigo Vega
Name: Rodrigo Vega
Title: Managing Director, Head Leveraged & Structured Solutions, Americas

[Signature Page to Term Loan Credit Agreement]

UNITED BANK, as a Lender
By: /s/ Edward J. Goedecke
Name: Edward J. Goedecke
Title: SVP

[Signature Page to Term Loan Credit Agreement]

DBS BANK LTD., as a Lender
By: /s/ Suraj Shetty
Name: Suraj Shetty
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement]

SCHEDULE I
INITIAL LENDERS’ INITIAL COMMITMENTS

Initial Lender	Tranche A1 Commitment	Tranche A2 Commitment	Tranche A3 Commitment
Bank of America, N.A.	-	€67,500,000.00	€67,500,000.00
MUFG Bank, Ltd.	-	€67,500,000.00	€67,500,000.00
Citibank, N.A.	-	€67,500,000.00	€67,500,000.00
Commerzbank AG, New York Branch	-	€67,500,000.00	€67,500,000.00
Lloyds Bank Corporate Markets plc	-	€67,500,000.00	€67,500,000.00
Mizuho Bank, Ltd.	-	€67,500,000.00	€67,500,000.00
Bayerische Landesbank, New York Branch	-	€50,000,000.00	€50,000,000.00
JPMorgan Chase Bank, N.A.	-	€50,000,000.00	€50,000,000.00
National Westminster Bank plc	-	€50,000,000.00	€50,000,000.00
TD Bank, N.A.	-	€50,000,000.00	€50,000,000.00
Capital One, National Association	US$105,000,000.00	-	-
PNC Bank, National Association	US$105,000,000.00	-	-
The Bank of Nova Scotia	US$105,000,000.00	-	-
BNP Paribas	-	€37,500,000.00	€37,500,000.00
Danske Bank A/S	-	€37,500,000.00	€37,500,000.00
KBC Bank NV, New York Branch	-	€37,500,000.00	€37,500,000.00
U.S. Bank National Association	US$75,000,000.00	-	-
Wells Fargo Bank, National Association	US$75,000,000.00	-	-
Standard Chartered Bank	-	€17,500,000.00	€17,500,000.00
United Bank	US$35,000,000.00	-	-
DBS Bank Ltd.	-	€15,000,000.00	€15,000,000.00
Total Commitments	US$500,000,000	€750,000,000	€750,000,000

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SCHEDULE 1.01 – Litigation and Investigations
Vincent Forcier v. Computer Sciences Corporation and The City of New York.

On October 27, 2014, the United States Attorney’s Office for the Southern District of New York and the Attorney General for the State of New York filed complaints-in-intervention on behalf of the United States and the State of New York, respectively, against Computer Sciences Corporation (“CSC”) and The City of New York. This action arose out of a qui tam complaint originally filed under seal in 2012 by Vincent Forcier, a former employee of CSC. The complaints allege that from 2008 to 2012 New York City and CSC, in its role as fiscal agent for New York City’s Early Intervention Program (“EIP”), a federal program that provides services for infants and toddlers with manifest or potential developmental delays, violated the federal and state False Claims Acts and various common law standards by allegedly orchestrating a billing fraud against Medicaid through the misapplication of default billing codes and the failure to exhaust private insurance coverage before submitting claims to Medicaid. The New York Attorney General’s complaint also alleges that New York City and CSC failed to reimburse Medicaid in certain instances where insurance had paid a portion of the claim. The lawsuits seek treble statutory damages, other civil penalties and attorneys’ fees and costs.

On January 26, 2015, CSC and the City of New York moved to dismiss Forcier’s amended qui tam complaint as well as the federal and state complaints-in-intervention. In June 2016, the Court dismissed Forcier’s amended complaint in its entirety. With regard to the complaints-in-intervention, the Court dismissed the federal claims alleging misuse of default diagnosis codes when the provider had entered an invalid code, and the state claims alleging failure to reimburse Medicaid when claims were subsequently paid by private insurance. The Court denied the motions to dismiss with respect to the federal and state claims relating to (i) submission of insurance claims with a code signifying that the patient’s policy ID was unknown, and (ii) submission of claims to Medicaid after the statutory deadline for payment by private insurance had passed, and state common law claims. In accordance with the ruling, the United States and the State of New York each filed amended complaints-in-intervention on September 6, 2016. In addition to reasserting the claims upheld by the Court, the amended complaints assert new claims alleging that the compensation provisions of CSC’s contract with New York City rendered it ineligible to serve as a billing agent under state law.

On November 9, 2016, CSC filed motions to dismiss the amended complaints in their entirety. On August 10, 2017, the Court granted in part and denied in part the motions to dismiss, allowing the remaining causes of action to proceed. On January 9, 2018, the Company answered the complaints, and asserted a counterclaim against the State of New York on a theory of contribution and indemnification. On January 30, 2018, the State of New York filed a motion to dismiss the Company’s

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counterclaim. In a ruling dated September 20, 2018, the Court allowed the Company’s counterclaim for indemnification to proceed with respect to liability for claims not arising under the Federal False Claims Act. The Parties participated in a non-binding mediation on November 29, 2017, but no settlement has been reached to date. Discovery has now commenced. The Company believes that these claims are without merit and intends to continue to defend itself vigorously.

Strauch Fair Labor Standards Act Collective Action

On July 1, 2014, plaintiffs Joseph Strauch, Timothy Colby, Charles Turner, and Vernon Carre filed an action in the U.S. District Court for the District of Connecticut on behalf of themselves and a putative nationwide collective of CSC system administrators, alleging CSC’s failure to properly classify these employees as non-exempt under the federal Fair Labor Standards Act (“FLSA”). Plaintiffs allege similar state-law Rule 23 class claims pursuant to Connecticut and California statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001 and the California Private Attorneys General Act. Plaintiffs claim double overtime damages, liquidated damages, pre- and post-judgment interest, civil penalties, and other state-specific remedies.

In 2015 the Court entered an order granting conditional certification under the FLSA of the collective of over 4,000 system administrators, and notice of the right to participate in the FLSA collective action was mailed to the system administrators. Approximately 1,000 system administrators, prior to the announced deadline, filed consents with the Court to participate in the FLSA collective.

On June 30, 2017, the Court granted Rule 23 certification of a Connecticut state-law class and a California state-law class consisting of professional system administrators and associate professional system administrators. Senior professional system administrators were found not to qualify for Rule 23 certification under the state-law claims. On July 14, 2017, the Company petitioned the Second Circuit Court of Appeals for permission to file an appeal of the Rule 23 decision. That petition was denied on November 21, 2017.

As a result of the Court's findings in its Rule 23 certification order, the parties entered into a stipulation to decertify the senior professional system administrators from the FLSA collective. On August 2, 2017, the Court approved the stipulation, and the FLSA collective action is currently made up of approximately 700 individuals who held the title of associate professional or professional system administrator.

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A jury trial commenced on December 11, 2017. On December 20, 2017, the jury returned a verdict in favor of plaintiffs, finding that the Company had misclassified the class of employees as exempt under federal and state laws, and finding that it had done so willfully. In a ruling dated September 21, 2018, the Court denied the Company’s motions for judgment as a matter of law, and for decertification. Further rulings on the scope of damages are pending. The Company disagrees with the verdict and intends to continue to defend itself vigorously, including by appealing the verdict and the final judgment of the Court.

Computer Sciences Corporation v. Eric Pulier, et al.

On May 12, 2015, CSC and its wholly owned subsidiary, ServiceMesh Inc. (“SMI”), filed a civil complaint in the Court of Chancery of the State of Delaware against Eric Pulier, the former CEO of SMI, which had been acquired by CSC on November 15, 2013. Following the acquisition, Mr. Pulier signed a retention agreement with SMI pursuant to which he received a grant of restricted stock units of CSC and agreed to be bound by CSC’s rules and policies, including CSC’s Code of Business Conduct. Mr. Pulier resigned from SMI on April 22, 2015 amid allegations that he had engaged in fraudulent transactions with two employees of the Commonwealth Bank of Australia Ltd. (“CBA”). The original complaint against Mr. Pulier asserted claims for fraud, breach of contract and breach of fiduciary duty. In an amended complaint, CSC named TechAdvisors, LLC and Shareholder Representative Services LLC (“SRS”) as additional defendants. In ruling on a motion to dismiss filed by Mr. Pulier, the Court dismissed CSC’s claim for breach of the implied covenant of good faith, but allowed substantially all of the remaining claims to proceed. Mr. Pulier asserted counter-claims for breach of contract, fraud, negligent representation, rescission, and violations of the California Blue Sky securities law. With the exception of the claim for breach of his retention agreement, the Court dismissed in whole or in part each of Mr. Pulier’s counterclaims.

On December 17, 2015, CSC entered into a settlement agreement with the majority of the former equityholders of SMI, as well as with SRS acting in its capacity as the agent and attorney-in-fact for the settling equityholders. Pursuant to the settlement agreement, CSC received $16.5 million, which amount was equal to the settling equityholders’ pro rata share of the funds remaining in escrow from the transaction, which was recorded as an offset to selling, general and administrative costs in CSC’s statements of operations for the fiscal year ended March 31, 2016. On February 20, 2017, CSC, SRS and the former equityholders of SMI who remain named defendants entered into a partial settlement agreement by which CSC received payment of some of the funds remaining in escrow.

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On July 20, 2017, the Court granted a motion by the United States for a 90-day stay of discovery pending the completion of a criminal investigation. On September 27, 2017, a grand jury empaneled by the United States District Court for the Central District of California returned an indictment against Mr. Pulier, charging him with conspiracy, securities and wire fraud, obstruction of justice, and other violations of federal law (United States v. Eric Pulier, CR 17-599-AB). The Government sought an extension of the stay which the Delaware Chancery Court granted on November 3, 2017.

On December 18, 2018, the Government filed an application to dismiss the indictment against Mr. Pulier, and on December 20, 2018, the United States District Court for the Central District of California granted the application and dismissed the indictment with prejudice.

On December 21, 2018, CSC filed a motion to lift the stay in its civil lawsuit against Mr. Pulier in Delaware Chancery Court, and a motion for a temporary restraining order and preliminary injunction preventing Mr. Pulier from dissipating approximately $4.9 million previously seized by the Government in connection with its criminal investigation.

In addition, law enforcement officials in Australia have brought bribery-related charges against the two former CBA employees. One of these has since pled guilty, and in 2016 received a sentence of imprisonment. In 2016, the United States Attorney’s Office for the Central District of California announced similar criminal charges against this same CBA employee for securities fraud and wire fraud. These criminal charges were dismissed on December 20, 2018. In April 2018 the other former CBA employee was committed to stand trial in the Australian criminal courts. The Company is cooperating with and assisting the Australian authorities in their investigation.

On February 17, 2016, Mr. Pulier filed a complaint in Delaware Chancery Court against CSC and its subsidiary - CSC Agility Platform, Inc., formerly known as SMI - seeking advancement of his legal fees and costs. On May 12, 2016, the Court ruled that CSC Agility Platform - as the successor to SMI - is liable for advancing 80% of Mr. Pulier’s fees and costs in the underlying civil action. Mr. Pulier also filed a complaint for advancement of the legal fees and costs incurred in connection with his defense of criminal investigations by the U.S. Government and other entities. On August 7, 2017, the Court ruled substantially in Mr. Pulier's favor. On January 30, 2018, the Court reduced the Company’s advancement obligation to only 80% of the criminal defense fees and costs sought by Mr. Pulier. In undertakings previously provided to SMI, Mr. Pulier agreed to repay all amounts advanced to him if it should ultimately be determined that he is not entitled to indemnification.

Kemper Corporate Services, Inc. v. Computer Sciences Corporation

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In October 2015, Kemper Corporate Services, Inc. (“Kemper”) filed a demand for arbitration against CSC with the American Arbitration Association (“AAA”), alleging that CSC breached the terms of a 2009 Master Software License and Services Agreement and related Work Orders (the “Agreement”) by failing to complete a software translation and implementation plan by certain contractual deadlines. Kemper claimed breach of contract, seeking approximately $100 million in damages measured in part by the amount of the fees paid under the contract, as well as pre-judgment interest, and in the alternative claimed rescission of the Agreement. CSC answered the demand for arbitration denying Kemper’s claims and asserting a counterclaim for unpaid invoices for services rendered by CSC.

A single arbitrator conducted an evidentiary hearing on the merits of the claims and counterclaims in April 2017. Oral argument took place on August 28, 2017. On October 2, 2017, the arbitrator issued a partial final award, finding for Kemper on its breach of contract theory, awarding Kemper $84.2 million in compensatory damages plus prejudgment interest, denying Kemper’s claim for rescission as moot, and denying CSC’s counterclaim. Kemper moved on October 10, 2017, in federal district court in Texas to confirm the award. On November 16, 2017, the arbitrator issued a Final Award which reiterated his findings of fact and law, calculated the amount of prejudgment interest, and awarded Kemper its costs of arbitration including reasonable attorneys’ fees and expenses. On December 6, 2017, the Company filed a motion to vacate the award in federal district court in New York. A week later, the New York court stayed the action in deference to the Texas court’s decision as to which venue was more appropriate to address the vacatur arguments. On January 12, 2018, the Company appeared in the Texas action seeking a stay of the confirmation proceedings or a transfer of venue to New York. On March 2, 2018, the Texas court denied the venue transfer motion. The pending vacatur motion was accordingly transferred to the Texas court, and a new memorandum of law in support of the motion was filed in that jurisdiction on March 30, 2018. On August 27, 2018, the Magistrate Judge issued its Report and Recommendation denying the vacatur motion. On September 10, 2018, the Company filed its objections to this report to the United States District Judge who reviews the decision de novo. On September 18, 2018, the District Court summarily accepted the Report and Recommendation without further briefing and entered a Final Judgment in the case. On September 27, 2018, the Company filed a notice of appeal to the Fifth Circuit Court of Appeals. The Company has also paid the portion of the judgment that is uncontested on appeal, and Kemper recorded this partial satisfaction of the judgment on September 26, 2018. On January 16, 2019, the Company filed its opening brief with the Fifth Circuit Court of Appeals. Kemper is expected to file its brief on March 1, 2019, and the Company will file its reply brief on March 29, 2019. No further dates have been set at this time.

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The Company disagrees with the decision of the arbitrator and intends to continue to defend itself vigorously. The Company is also pursuing coverage for the full scope of the award, interest, and legal fees and expenses, under the Company's applicable insurance policies.

Forsyth, et al. v. HP Inc. and Hewlett Packard Enterprise

This purported class and collective action was filed on August 18, 2016 in the U.S. District Court for the Northern District of California, against Hewlett Packard Co., now known as HP Inc. (“HP”) and Hewlett Packard Enterprise Company (“HPE”) alleging violations of the Federal Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, California public policy and the California Business and Professions Code. Former business units of HPE now owned by the Company will be proportionately liable for any recovery by plaintiffs in this matter. Plaintiffs filed an amended complaint on December 19, 2016. Plaintiffs seek to certify a nationwide class action under the ADEA comprised of all U.S. residents employed by defendants who had their employment terminated pursuant to a work force reduction (“WFR”) plan on or after December 9, 2014 (deferral states) and April 8, 2015 (non-deferral states), and who were 40 years of age or older at the time of termination. Plaintiffs also seek to represent a Rule 23 class under California law comprised of all persons 40 years or older employed by defendants in the state of California and terminated pursuant to a WFR plan on or after August 18, 2012. On January 30, 2017, defendants filed a partial motion to dismiss and a motion to compel arbitration of claims by certain named and opt-in plaintiffs who had signed releases as part of their WFR packages. On September 20, 2017, the Court denied the partial motion to dismiss without prejudice, but granted defendants’ motions to compel arbitration for those named and opt-in plaintiffs. Accordingly, the Court has stayed the entire action pending arbitration for these individuals, and administratively closed the case. Plaintiffs filed a motion for reconsideration as well as a notice of appeal to the Ninth Circuit (which has been denied as premature). The reconsideration motion was denied without oral argument. In that same decision, the Court held that a joint arbitration was permissible. The Company subsequently sought and obtained leave of Court to file a motion for reconsideration arguing that joint arbitration is not permitted under the relevant employee agreements. The Court denied the motion on April 17, 2018, ruling that interpretation of the employee agreements is an issue delegated to the arbitrator. The American Arbitration Association, which was designated to manage the arbitration process, has selected a single arbitrator to conduct the proceedings. An initial case management conference before the arbitrator was held on June 29, 2018. Pursuant to the release agreements, however, mediation is a precondition to arbitration. A mediation was held on October 4-5, 2018, and a settlement was reached with all 16 named and opt-in plaintiffs who were compelled to arbitrate. Seven of the plaintiffs were aligned to the Company.

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A settlement agreement has been signed. The case will continue to proceed in Court, however, with respect to other putative class members. Former business units of the Company now owned by Perspecta Inc. will be proportionately liable for any recovery by plaintiffs in this matter.

Oracle America, Inc., et al. v. Hewlett Packard Enterprise Company

On March 22, 2016, Oracle filed a complaint against HPE in the Northern District of California, alleging copyright infringement, interference with contract, intentional interference with prospective economic relations, and unfair competition. The litigation relates in part to former business units of HPE that are now owned by the Company. The Company may be required to indemnify HPE for a portion of any recovery by Oracle in the litigation related to these business units.

Oracle’s claims arise primarily out of HPE’s prior relationship with a third-party maintenance provider named Terix Computer Company, Inc. (“Terix”). Oracle claims that Terix infringed its copyrights while acting as HPE’s subcontractor for certain customers of HPE’s multivendor support business. Oracle claims that HPE is liable for vicarious and contributory infringement arising from the alleged actions of Terix and for direct infringement arising from its own alleged conduct.

On June 14, 2018, the court heard oral argument on the parties’ cross-motions for summary judgment. On January 29, 2019, the court granted HPE’s motion for summary judgment and denied Oracle’s motion for summary judgment, resolving the matter in HPE’s favor. The court’s order is subject to appeal.

City of Warren Police and Fire Retirement System v. DXC Technology Company et al.

On December 27, 2018, a purported class action lawsuit was filed in the United States District Court for the Eastern District of Virginia against the Company and two of its current officers. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and is premised on allegedly false and/or misleading statements, and alleged non-disclosure of material facts, regarding the Company’s business, operations, prospects and performance during the proposed class period of February 8, 2018 to November 6, 2018.

The Company believes the claims are without merit and intends to vigorously defend all claims asserted.

Voluntary Disclosure of Certain Possible Sanctions Law Violations

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On February 2, 2017, CSC submitted an initial notification of voluntary disclosure to the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) regarding certain possible violations of U.S. sanctions laws pertaining to insurance premium data and claims data processed by two partially-owned joint ventures of Xchanging, which CSC acquired during the first quarter of fiscal 2017. A copy of the disclosure was also provided to Her Majesty’s Treasury Office of Financial Sanctions Implementation in the United Kingdom. The Company has substantially completed its internal investigation and has requested a meeting with OFAC to report its findings.

In addition to the matters noted above, the Company is currently subject in the normal course of business to various claims and contingencies arising from, among other things, disputes with customers, vendors, employees, contract counterparties and other parties, as well as securities matters, environmental matters, matters concerning the licensing and use of intellectual property, and inquiries and investigations by regulatory authorities and government agencies. Some of these disputes involve or may involve litigation. The financial statements reflect the treatment of claims and contingencies based on management's view of the expected outcome. The Company consults with outside legal counsel on issues related to litigation and regulatory compliance and seeks input from other experts and advisors with respect to matters in the ordinary course of business. Although the outcome of these and other matters cannot be predicted with certainty, and the impact of the final resolution of these and other matters on the Company’s results of operations in a particular subsequent reporting period could be material and adverse, management does not believe based on information currently available to the Company, that the resolution of any of the matters currently pending against the Company will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due. Unless otherwise noted, the Company is unable to determine at this time a reasonable estimate of a possible loss or range of losses associated with the foregoing disclosed contingent matters.

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SCHEDULE 1.02 – Administrative Agent’s Address
For administrative notices regarding borrowings, payments, conversions, continuations, fees, interest and similar notices:

Bank of America, N.A.
Credit Services
Mail Code: NC1-001-05-46
ONE INDEPENDENCE CENTER
101 N TRYON ST
CHARLOTTE NC 28255-0001
Attn: Robert Garvey
Phone: 980.387.9468
Fax: 617.310.3288
Electronic Mail: robert.garvey@baml.com

For notices regarding amendments, waivers, financial statements and all other notices:

Bank of America, N.A.
Mail Code: CA5-705-04-09
555 California St. 4th Floor
San Francisco, Ca 94104
Attn: Anthea Del Bianco
Phone: 415-436-2776
Fax 415-503-5101
Electronic Mail: anthea.del_bianco@baml.com

Schedule 1.02-1